Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Corbus Pharmaceuticals Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type		Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity		Common stock, par value $0.0001 per share	Other	1,000,000	$8.36	$8,360,000	0.00013810	$1,154.52
Total Offering Amounts						$8,360,000		$1,154.52
Total Fee Offsets								–
Net Fees Due								$1,154.52
	(1)

 Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low prices per share of Registrant’s Common Stock on June 15, 2026 as reported by The Nasdaq Stock Market.

	(2)

Covers 1,000,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) issuable under the Registrant’s 2026 Inducement Award Plan (the “Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional shares of Common Stock that may from time to time be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increase the number of outstanding shares of Common Stock.